Western New England Bancorp, Inc. 8-K

 Exhibit 99.1

For further information contact:

James C. Hagan, President and CEO

Guida R. Sajdak, Executive Vice President and CFO

Meghan Hibner, Vice President and Investor Relations Officer

413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020, DECLARES QUARTERLY CASH DIVIDEND AND
ANNOUNCES A NEW 5% SHARE REPURCHASE PLAN

Westfield, Massachusetts, October 27, 2020: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and nine months ended September 30, 2020. For the three months ended September 30, 2020, the Company reported net income of $2.1 million, or $0.08 diluted earnings per share, compared to net income of $3.2 million, or $0.12 diluted earnings per share, for the three months ended September 30, 2019. On a linked quarter basis, net income was $2.1 million, or $0.08 diluted earnings per share, as compared to net income of $2.0 million, or $0.08 diluted earnings per share, for the three months ended June 30, 2020. For the nine months ended September 30, 2020, net income was $6.2 million, or $0.25 diluted earnings per share, compared to net income of $9.9 million, or $0.38 diluted earnings per share, for the nine months ended September 30, 2019.

The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on or about November 25, 2020 to shareholders of record on November 11, 2020. In addition, the Board of Directors authorized a stock repurchase plan (the “2020 Plan”), pursuant to which the Company may repurchase up to 1.3 million shares, or approximately 5%, of the Company’s outstanding shares. On October 19, 2020, the Company announced the completion of the 2019 Repurchase Plan (“2019 Plan”).

James C. Hagan, President and Chief Executive Officer, stated, “Despite the challenging economic conditions due to the global health crisis caused by the spread of COVID-19, we delivered solid loan production and saw significant core deposit growth and positive deposit cost trends through the quarter. We continued to support our borrowers and community by originating $223.1 million in Paycheck Protection Program loans and offered loan deferrals under the CARES Act to borrowers in need. We were able to expand our core net interest margin by 11 basis points quarter over quarter, notwithstanding a 150 basis point rate cut by the Federal Reserve Bank in March. With stable loan yields, continued reduction in our deposit and borrowing costs and deployment of excess cash balances, we are anticipating continued expansion of our net interest margin in the coming quarters. In addition, in 2020, we opened three new branches in Huntington, Massachusetts and in West Hartford and Bloomfield, Connecticut and are very pleased with their progress. We continue to carefully monitor credit quality resulting from the COVID-19 pandemic and our loan loss provision reflects our continuing prudent business practices.  I am proud of how the Western New England Bancorp organization and its business units came together during this difficult period to deliver these results.

As a result of opening our two new Connecticut branches, and in order to address Covid-19 safety measures, our expenses increased modestly year over year by 4.2%. However, these two new Connecticut branches have expanded our footprint into new markets affording new opportunities for potential commercial and industrial and residential loan growth as well as continuing deposit growth. We believe this market expansion, coupled with our restructuring of the balance sheet, will lead to improved profitability. With robust capital and liquidity positions, as well as the successes achieved to date with our deposit initiatives, we have great confidence in our ability to deliver enhanced value to our shareholders.”

COVID-19 Response and Actions:

As a Preferred Lender with the Small Business Administration (“SBA”), the Company was in a position to react immediately to the Paycheck Protection Program (“PPP”) component of the March 27, 2020 stimulus bill known as the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) launched by the U.S Department of the Treasury (“Treasury”) and the SBA. As of September 30, 2020, the Company received funding approval from the SBA for over 1,386 applications totaling approximately $223.1 million, with processing fees estimated to total approximately $7.1 million. On June 5, 2020, the Paycheck Protection Program Flexibility Act (“Flexibility Act”) was signed into law and extended the June 30, 2020 safe harbor date to December 31, 2020. If borrowers exercise the safe harbor option and return the PPP loan proceeds before December 31, 2020, we are required to return the processing fee to the SBA. On October 8, 2020, the SBA and Treasury released a simplified PPP loan forgiveness application for loans with balances of $50,000 or less. Since April 6, 2020, the Company has originated 799 PPP loans with balances of $50,000 or less totaling $15.4 million.

In addition to participating in the PPP, the Company granted deferred loan payments for impacted commercial, residential and consumer customers who have experienced financial hardship due to COVID-19. The loan payment deferrals can be up to 90 days, depending upon the financial needs of each customer. Further deferrals will be re-evaluated on a customer-by-customer basis upon the expiration of the existing deferral period. As of June 30, 2020, the deferred loan payment modifications totaled $261.0 million (525 loans), for which principal and interest payments were deferred and represented 15% of the total loan portfolio, excluding PPP loans. As of September 30, 2020, $187.3 million, or 463 loans resumed regular payments, representing a decrease of 75.0%, from 15% of total loans at June 30, 2020, to 3.8% of total loans at September 30, 2020. The remaining deferred loan payment modifications totaled $66.3 million, or 3.8% of total loans, excluding PPP loans.

The table below breaks out the modifications granted under the CARES Act:

			June 30, 2020			September 30, 2020
			CARES Act Modifications			CARES Act Modifications
Loan Segment(1)(2)	Total Loan Segment Balance at September 30, 2020	% of Total Loans	Modification Balance	# of Loans Modified	% of Loan Segment Balance(3)	Modification Balance	# of Loans Modified	% of Total Loan Segment Balance(4)
($ in millions)
Commercial real estate	$812.1	46.3%	$200.0	131	24.0%	$53.6	19	6.6%
Commercial and industrial	222.3	12.7%	19.1	162	8.3%	6.4	6	2.9%
Residential real estate	712.4	40.7%	41.7	219	5.9%	6.3	25	0.9%
Consumer	5.5	0.3%	0.2	13	3.8%	—	—	—
Total	$1,752.3	100.0%	$261.0	525	14.7%	$66.3	50	3.8%

The table below breaks out the status of the remaining modifications granted under the CARES Act as of September 30, 2020:

	Loans Under 1st Modification			Loans Granted 2nd Modification			Total CARES Act Modifications
Loan Segment(1)(2)	Modification Balance	# of Loans	% of Loan Segment Balance(4)	Modification Balance	# of Loans	% of Loan Segment Balance(4)	Modification Balance	# of Loans	% of Loan Segment Balance(4)
($ in millions)
Commercial real estate	$17.6	9	2.2%	$36.0	10	4.4%	$53.6	19	6.6%
Commercial and industrial	0.4	3	0.2%	6.0	3	2.7%	6.4	6	2.9%
Residential real estate	1.2	5	0.2%	5.1	20	0.7%	6.3	25	0.9%
Consumer	—	—	—	—	—	—	—	—	—
Total	$19.2	17	1.1%	$47.1	33	2.7%	$66.3	50	3.8%

(1)	Excludes PPP loans and deferred fees
(2)	Residential includes home equity loans and lines of credit
(3)	Percentage of loan balances as of June 30, 2020
(4)	Percentage of loan balances as of September 30, 2020

Commercial Real Estate Loans:

Through June 30, 2020, the Company granted 131 commercial real estate loan modifications under the CARES Act totaling $200.0 million, representing 24.0% of total commercial real estate loans. At September 30, 2020, $141.7 million, or 121 commercial real estate loans, returned to regular payments. There are $53.6 million, or 19 commercial real estate loans, under CARES Act modification that are complying with their modified terms. Of the $53.6 million under modification, $43.9 million, or 9 loans, are hotel loans. From June 30, 2020 to September 30, 2020, we granted 13 new modifications under the CARES Act totaling $19.6 million, of which, 6 loans totaling $2.4 million have resumed principal and interest payments. Since June 30, 2020, 4 commercial real estate loans modified under the CARES Act totaling $22.5 million were paid in full.

Commercial and Industrial Loans:

Through June 30, 2020, the Company granted 162 commercial and industrial loan modifications under the CARES Act totaling $19.1 million, representing 8.3% of total commercial and industrial loans. At September 30, 2020, $10.9 million, or 140 commercial and industrial loans, returned to regular payments. There are 6 commercial and industrial loans totaling $6.4 million under CARES Act modification that are complying with their modified terms. Since June 30, 2020, 16 commercial and industrial loans modified under the CARES Act totaling $558,000 were paid in full.

Residential Loans:

Through June 30, 2020, the Company granted 219 residential loan modifications under the CARES Act totaling $41.7 million, representing 5.9% of total residential loans. At September 30, 2020, $34.5 million, or 189 residential loans returned to regular payments. At September 30, 2020, there were 25 residential loans totaling $6.3 million under CARES Act modification, all of which are complying with their modified terms. From June 30, 2020 to September 30, 2020, we granted two new modifications under the CARES Act totaling $438,000. Since June 30, 2020, 7 residential loans modified under the CARES Act totaling $1.0 million were paid in full.

The Company is continuing to monitor COVID-19’s impact on its business and its customers, however, the extent to which COVID-19 will impact its results and operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures.

In response to the significant stress experienced in the economy due to widespread business shutdowns and interruptions related to COVID-19 beginning in late March of 2020, coupled with the Company’s belief that these stresses will continue at some levels for the next few quarters, the Company allocated a provision for loan losses of $7.3 million during the nine months ended September 30, 2020.

On March 23, 2020, the Governor of Massachusetts issued an emergency order requiring all businesses and organizations that do not provide COVID-19 essential services to close their physical workplaces and facilities to workers, customers and the public from March 24, 2020 until April 7, 2020, which was subsequently extended to May 18, 2020. The order put significant pressure on the local business community.  The Company’s market area implemented a four-phase reopening plan. State and local governments are closely monitoring key public health data as the situation continues to evolve. On July 8, 2020, Massachusetts entered the first step of Phase 3 of the re-opening plan; however, on August 7, 2020, Massachusetts’ Governor Baker, indefinitely postponed the second step of Phase 3 of the plan. On September 29, 2020, Governor Baker announced that effective October 5, 2020, the Commonwealth of Massachusetts would transition to the second step of Phase 3 only in lower-risk communities. Lower-risk communities are defined as cities or towns that have not been a “red” community in any of the last three weekly Department of Public Health weekly reports. Under the final phase of the reopening plan, the “new normal,” businesses will not be allowed to resume normal operations until an effective treatment or vaccine is discovered.

Key Highlights:

Loans and Deposits: At September 30, 2020, total loans were $2.0 billion, an increase of $198.4 million, or 11.2%, from December 31, 2019. Excluding PPP loans of $223.1 million, total loans decreased $24.7 million, or 1.4%, from December 31, 2019. Total deposits increased $333.4 million, or 19.9%, from $1.7 billion at December 31, 2019 to $2.0 billion at September 30, 2020. Core deposits, which include non-interest bearing demand accounts, increased $337.8 million, or 32.9%, from $1.0 billion, or 61.1% of total deposits, at December 31, 2019, to $1.4 billion, or 67.8% of total deposits at September 30, 2020.

Allowance for Loan Losses and Credit Quality: At September 30, 2020, excluding PPP loans of $223.1 million, the allowance for loan losses as a percentage of total loans and as a percentage of non-performing loans was 1.18% and 224.7%, respectively. At September 30, 2020, non-performing loans totaled $9.2 million, or 0.53% of total loans excluding PPP loans, compared to $11.1 million, or 0.63% of total loans, at September 30, 2019, and $9.9 million, or 0.56% of total loans, at December 31, 2019. In an effort to maintain our asset quality, we continue to proactively reach out to borrowers to assist them with any unexpected challenges they may be facing due to the COVID-19 pandemic. Total delinquency decreased $7.1 million, or 51.6%, from 0.78% of total loans at December 31, 2019 to 0.38% of total loans, excluding PPP loans, at September 30, 2020.

Net Interest Margin: The net interest margin was 2.81% for the three months ended September 30, 2020 compared to 2.74% for the three months ended June 30, 2020. The net interest margin, on a tax-equivalent basis, was 2.83% for the three months ended September 30, 2020, compared to 2.76% for the three months ended June 30, 2020. Excluding PPP interest and origination fee income of $1.3 million and prepayment penalties of $262,000, the net interest margin expanded 11 basis points from 2.70% for the three months ended June 30, 2020 to 2.81% for the three months ended September 30, 2020 We continue to focus on lowering the cost of all funding to offset the decline in asset yields and are focused on acquiring the most cost-effective sources of funding while attracting low-cost core deposits. The cost of deposits decreased 17 basis points from 0.82% during the three months ended June 30, 2020 to 0.65% for the three months ended September 30, 2020 and decreased 40 basis points from the three months ended December 31, 2019.

Repurchases: During the three months ended September 30, 2020, the Company repurchased 48,777 shares of common stock under its previously announced 2019 Plan at an average price per share of $5.82. During the nine months ended September 30, 2020, the Company repurchased 1,058,508 shares of common stock under the 2019 Plan. At September 30, 2020, there were 68,358 shares available to repurchase under the 2019 Plan. On October 19, 2020, the Company announced the completion of the 2019 Plan. On October 27, 2020, the Board of Directors authorized the 2020 Plan, pursuant to which the Company may repurchase up to 1.3 million shares, or approximately 5%, of the Company’s outstanding shares.

Capital Management: Book value per share was $8.99 at September 30, 2020, compared to $8.74 at December 31, 2019, while tangible book value per share increased $0.25, or 3.1%, from $8.14 at December 31, 2019 to $8.39 at September 30, 2020. As of September 30, 2020, the Company’s and the Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Net Income for the Three Months Ended September 30, 2020 Compared to the Three Months Ended June 30, 2020

The Company reported net income of $2.1 million, or $0.08 diluted earnings per share, for the three months ended September 30, 2020, compared to net income of $2.0 million, or $0.08 diluted earnings per share, for the three months ended June 30, 2020. Return on average assets and return on average equity were 0.35% and 3.61%, respectively, for the three months ended September 30, 2020, as compared to 0.35% and 3.54%, respectively, for the three months ended June 30, 2020.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income increased $898,000, or 6.0%, to $16.0 million for the three months ended September 30, 2020, from $15.1 million for the three months ended June 30, 2020. The increase in net interest income was primarily due to a decrease of $781,000, or 14.9%, in interest expense and an increase of $117,000, or 0.6%, in interest and dividend income. The decrease in interest expense of $781,000, or 14.9%, was primarily due to a decrease in interest expense on deposits of $627,000, or 16.4%, and a decrease of $154,000, or 10.8%, in interest expense on FHLB borrowings. During each of the three months ended September 30, 2020 and June 30, 2020, interest and dividend income included $1.3 million in interest income and origination fees from PPP loans. During the three months ended September 30, 2020, interest and dividend income also included $262,000 in prepayment penalties from a commercial loan payoff. Excluding PPP income and the prepayment penalties, net interest income increased $580,000, or 4.2%, from the three months ended June 30, 2020 to the three months ended September 30, 2020.

The net interest margin was 2.81% for the three months ended September 30, 2020, compared to 2.74% for the three months ended June 30, 2020. The net interest margin, on a tax-equivalent basis, was 2.83% for the three months ended September 30, 2020, compared to 2.76% for the three months ended June 30, 2020. Excluding interest and fee income from PPP loans of $1.3 million and $262,000 in prepayment penalties, the net interest margin was 2.81% for the three months ended September 30, 2020, compared to 2.70% for the three months ended June 30, 2020.

The average yield on interest-earning assets was 3.61% for the three months ended September 30, 2020, compared to 3.71% for the three months ended June 30, 2020. The average loan yield was 3.88% for the three months ended September 30, 2020, compared to 3.92% for the three months ended June 30, 2020. Excluding PPP interest and fee income of $1.3 million and $262,000 in prepayment penalties, the average yield on interest-earning assets decreased 4 basis points from 3.74% for the three months ended June 30, 2020 to 3.70% for the three months ended September 30, 2020, while the average loan yield increased from 3.97% for the three months ended June 30, 2020 to 4.02% for the three months ended September 30, 2020.

The average cost of funds, including non-interest bearing accounts, decreased 18 basis points from 1.01% for the three months ended June 30, 2020 to 0.83% for the three months ended September 30, 2020. The average cost of core deposits, including non-interest bearing demand deposits, decreased two basis points to 25 basis points for the three months ended September 30, 2020, from 27 basis points for the three months ended June 30, 2020. The average cost of time deposits decreased 37 basis points from 1.87% for the three months ended June 30, 2020 to 1.50% for the three months ended September 30, 2020. The average cost of borrowings increased one basis point from 2.59% for the three months ended June 30, 2020 to 2.60% for the three months ended September 30, 2020. Average borrowings decreased $27.1 million, or 12.2%, from $221.1 million for the three months ended June 30, 2020 to $194.0 million for the three months ended September 30, 2020. Average demand deposits, an interest-free source of funds, increased $24.3 million, or 4.8%, from $504.9 million, or 27.0% of total average deposits, for the three months ended September 30, 2020, to $529.2 million, or 27.1% of total average deposits, for the three months ended September 30, 2020.

During the three months ended September 30, 2020, average interest-earning assets increased $52.4 million, or 2.4%, to $2.3 billion, primarily due to an increase in average loans of $34.3 million, or 1.8%. Excluding average PPP loans of $222.8 million during the three months ended September 30, 2020 and $153.0 million during the three months ended June 30, 2020 average loans decreased $35.5 million, or 2.0%, from the three months ended June 30, 2020 to the three months ended September 30, 2020.

Provision for Loan Losses

For the three months ended September 30, 2020, the provision for loan losses increased $275,000, or 11.2%, to $2.7 million, from $2.5 million for the three months ended June 30, 2020. The Company recorded net charge-offs of $285,000 for the three months ended September 30, 2020, as compared to net charge-offs of $34,000 for the three months ended June 30, 2020. At September 30, 2020, non-performing loans totaled $9.2 million, or 0.47% of total loans and total delinquency as a percentage of total loans was 0.34%. Excluding PPP loans of $223.1 million for the three months ended September 30, 2020, non-performing loans to total loans was 0.53% and total delinquency as a percentage of total loans was 0.38%. For the three months ended June 30, 2020, excluding PPP loans of $221.9 million, non-performing loans to total loans was 0.59% and total delinquency as a percentage of total loans was 0.68%.

Management believes it prudent to proactively increase the allowance for loan losses given the significant stress experienced in the economy due to continued business shutdowns and interruptions related to COVID-19, coupled with the Company’s belief that these stresses will continue at some levels for the next few quarters. On an ongoing basis, the Company has continually evaluated the loan portfolio acquired on October 24, 2016 from Chicopee Bancorp, Inc. (“Chicopee”). The acquired portfolio was initially recorded at fair value without a related allowance for loan losses. Subsequent to acquisition, there have been no indications that there has been any subsequent deterioration to the acquired portfolio. Due to the ongoing impacts and extended nature of the pandemic, during the three months ended September 30, 2020, the Company determined that it was prudent to provide an allowance for loan losses related to the acquired portfolio, which increased the provision by $2.5 million.

Non-Interest Income

On a sequential quarter basis, non-interest income increased $90,000, or 4.3%, to $2.2 million for the three months ended September 30, 2020, from $2.1 million for the three months ended June 30, 2020. The increase was due to an increase in service charges and fees of $205,000, or 13.1%, and an increase of $397,000 in other non-interest income from swap fees on commercial loans. Offsetting these increases was a decrease of $36,000, or 7.5%, in income from bank-owned life insurance from the three months ended June 30, 2020 to the three months ended September 30, 2020 as well as a change in unrealized gains and losses on marketable equity securities. During the three months ended September 30, 2020, the Company reported unrealized losses on marketable equity securities of $4,000, compared to unrealized gains of $35,000 during the three months ended June 30, 2020.

Additionally, the Company realized gains on the sale of securities of $1.9 million during the three months ended September 30, 2020, compared to realized gains on the sale of securities of $13,000 during the three months ended June 30, 2020 as the Company was able to take advantage of price improvements on available for sale debt securities. During the three months ended September 30, 2020, the Company terminated one interest rate swap designated as a cash flow hedge prior to its respective maturity date. Based on the Company’s forecasted liquidity, it was determined that it was no longer probable that the forecasted transaction (short term borrowings) would occur within a reasonable time period, and as a result, the amounts previously reported in accumulated other comprehensive income (“AOCI”) were reclassified into earnings. This resulted in a net loss of $2.4 million for the three months ended September 30, 2020. The Company did not have any derivatives designated as cash flow hedges outstanding at September 30, 2020.

Non-Interest Expense

For the three months ended September 30, 2020, non-interest expense increased $608,000, or 5.0%, to $12.9 million, or 2.12% of average assets, from $12.2 million, or 2.09% of average assets, for the three months ended June 30, 2020. During the same period, salaries and benefits expenses increased $37,000, or 0.5%, occupancy expenses increased $48,000, or 4.5%, furniture and equipment expenses increased $58,000, or 16.0%, data processing expenses increased $61,000, or 8.6%, advertising related expenses increased $107,000, or 48.9%, FDIC insurance expense increased $5,000 or 1.7%, and other non-interest expense increased $314,000, or 17.5%, while professional fees decreased $22,000, or 3.5%. The increase in other non-interest expense included $114,000 in swap fees paid to third parties. For the three months ended September 30, 2020, the efficiency ratio was 69.1%, compared to 71.5% for the three months ended June 30, 2020.

Income Tax Provision

Income tax expense for the three months ended September 30, 2020 was $488,000, or an effective tax rate of 18.8%, compared to $463,000, or an effective tax rate of 18.6%, for three months ended June 30, 2020.

Net Income for the Three Months Ended September 30, 2020 Compared to the Three Months Ended September 30, 2019

The Company reported net income of $2.1 million, or $0.08 diluted earnings per share, for the three months ended September 30, 2020, compared to net income of $3.2 million, or $0.12 diluted earnings per share, for the three months ended September 30, 2019. Return on average assets and return on average equity were 0.35% and 3.61%, respectively, for the three months ended September 30, 2020, as compared to 0.60% and 5.53%, respectively, for the three months ended September 30, 2019. The decrease was primarily due to a $1.4 million increase in the provision for loan losses from $1.3 million for the three months ended September 30, 2019 to $2.7 million for the three months ended September 30, 2020.

Net Interest Income and Net Interest Margin

Net interest income increased $1.5 million, or 10.1%, to $16.0 million, for the three months ended September 30, 2020, from $14.5 million for the three months ended September 30, 2019. The increase in net interest income was due to a decrease in interest expense of $1.8 million, or 29.0%, partially offset by a decrease in interest and dividend income of $357,000, or 1.7%. Interest expense on deposits decreased $1.3 million, or 28.4%, and interest expense on FHLB borrowings decreased $555,000, or 30.5%. Net interest income for the three months ended September 30, 2020 includes interest income and origination fees from PPP loans of $1.3 million and prepayment penalties of $262,000. Excluding PPP income and prepayment penalties, net interest income decreased $102,000, or 0.7%, from $14.5 million during the three months ended September 30, 2019, compared to $14.4 million during the three months ended September 30, 2020.

The net interest margin was 2.81% for the three months ended September 30, 2020, compared to 2.88% for the three months ended September 30, 2019. The net interest margin, on a tax-equivalent basis, was 2.83% for the three months ended September 30, 2020, compared to 2.91% for the three months ended September 30, 2019. Excluding PPP interest income and origination fees and prepayment penalties, the net interest margin was 2.81% for the three months ended September 30, 2020. The decrease in the net interest margin was due to the continuing trend of market interest rates falling to historically low levels.

The average yield on interest-earning assets decreased 54 basis points from 4.15% for the three months ended September 30, 2019 to 3.61% for the three months ended September 30, 2020. During the three months ended September 30, 2020, the average cost of funds, including non-interest bearing demand accounts, decreased 49 basis points from 1.32% for the three months ended September 30, 2019 to 0.83% for the three months ended September 30, 2020. The average cost of core deposits, which include non-interest bearing demand accounts, decreased seven basis points from 0.32% for the three months ended September 30, 2019 to 0.25% for the three months ended September 30, 2020. The average cost of time deposits decreased 68 basis points from 2.18% for the three months ended September 30, 2019 to 1.50% for the three months ended September 30, 2020. The average cost of FHLB borrowings decreased 30 basis points during the same period. For the three months ended September 30, 2020, average demand deposits, an interest-free source of funds, increased $160.6 million, or 43.6%, to $529.2 million, or 27.1% of total average deposits, from $368.6 million, or 22.5% of total average deposits for the three months ended September 30, 2019.

During the three months ended September 30, 2020, average interest-earning assets increased $263.5 million, or 13.2%, to $2.3 billion compared to the three months ended September 30, 2019, primarily due to an increase in average loans of $254.8 million, or 14.7%. Excluding average PPP loans, average assets and average loans increased $40.7 million, or 2.0%, and $32.0 million, or 1.8%, respectively, from the three months ended September 30, 2019 to the three months ended September 30, 2020.

Provision for Loan Losses

The provision for loan losses increased $1.4 million, or 113.7%, from $1.3 million for the three months ended September 30, 2019 to $2.7 million for the three months ended September 30, 2020. The Company recorded net charge-offs of $285,000 for the three months ended September 30, 2020, as compared to net charges-offs of $426,000 for the three months ended September 30, 2019. The increase in the provision for loan losses for the three months ended September 30, 2020 was primarily due to the impacts of the COVID-19 pandemic.

Non-Interest Income

Non-interest income decreased $434,000, or 16.6%, to $2.2 million for the three months ended September 30, 2020, from $2.6 million for the three months ended September 30, 2019. Service charges and fees decreased $254,000, or 12.6%, and other non-interest income increased $342,000, or 621.8%, due to an increase in swap fees on commercial loans. The decrease in service charges and fees of $254,000, or 12.6%, was due to a $153,000, or 32.9%, decrease in non-sufficient funds (“NSF”) and overdraft charges and a decrease of $44,000, or 4.4%, in debit card interchange and ATM surcharge income. During the three months ended September 30, 2019, we reported seasonal income in ATM surcharges of $180,000, which typically occurs each year in the third quarter. Due to the COVID-19 pandemic, the annual event did not occur this year. Transaction-based deposit account balances have increased significantly during the three months ended September 30, 2020 compared to the same quarter of 2019.  The lack of deposit withdrawals resulting from a decline in normal consumer spending habits due to the closure on non-essential businesses to mitigate the spread of the COVID-19 virus has reduced transaction activity and the occurrence of overdrafts on deposit accounts.  During the three months ended September 30, 2020, the Company reported unrealized losses on marketable equity securities of $4,000 and realized gains on the sale of securities of $1.9 million, compared to unrealized gains on marketable equity securities of $45,000 and realized gains on the sale of securities of $49,000 during the three months ended September 30, 2019. As mentioned previously, the Company also incurred a non-recurring $2.4 million loss on a terminated interest rate swap during the three months ended September 30, 2020.

Non-Interest Expense

For the three months ended September 30, 2020, non-interest expense increased $1.2 million, or 9.5%, to $12.9 million, or 2.12% of average assets, from $11.7 million, or 2.18% of average assets, for the three months ended September 30, 2019. The increase in non-interest expense was primarily due to an increase in salaries and benefits of $311,000, or 4.5%, and an increase in occupancy expenses of $145,000, or 14.9%, primarily due to the two new branches in Connecticut. FDIC expense increased $288,000, from $5,000 during the three months ended September 30, 2019 to $293,000 during the three months ended September 30, 2020. During the three months ended September 30, 2019, the FDIC applied small bank credits against the quarterly assessments. The Company fully utilized its small bank assessment credits during the three months ended March 31, 2020. Data processing related expenses increased $58,000, or 8.2%, professional fees increased $69,000, or 12.6%, non-interest expense increased $283,000, or 15.5%. The increase in non-interest expense included $114,000 in swap fees paid to third parties during the three months ended September 30, 2020. These expenses were partially offset by a decrease in advertising related expenses of $38,000, or 10.4%, and a decrease in furniture and equipment of $3,000, or 0.7%. For the three months ended September 30, 2020, the efficiency ratio was 69.1%, compared to 68.9% for the three months ended September 30, 2019.

Income Tax Provision

Income tax expense for the three months ended September 30, 2020 was $488,000, or an effective tax rate of 18.8%, compared to $899,000, or an effective tax rate of 21.8%, for three months ended September 30, 2019. The decrease in the Company’s effective tax rate was primarily due to the effect of lower projected pre-tax income for the fiscal year ended December 31, 2020.

Net Income for the Nine Months Ended September 30, 2020 Compared to the Nine Months Ended September 30, 2019

For the nine months ended September 30, 2020, the Company reported net income of $6.2 million, or $0.25 diluted earnings per share, compared to $9.9 million, or $0.38 diluted earnings per share, for the nine months ended September 30, 2019. Return on average assets and return on average equity were 0.36% and 3.59% for the nine months ended September 30, 2020, respectively, compared to 0.63% and 5.78% for the nine months ended September 30, 2019, respectively.

Net Interest Income and Net Interest Margin

During the nine months ended September 30, 2020, net interest income increased $2.5 million, or 6.0%, to $45.6 million, compared to $43.1 million for the nine months ended September 30, 2019. The increase in net interest income was due to a decrease of $2.5 million, or 13.8%, in interest expense. For the nine months ended September 30, 2020, interest and dividend income included $2.6 million in interest income and origination fees from PPP loans. Excluding the income from PPP loans, net interest income remained virtually unchanged from the same period in 2019. The decrease in interest expense of $2.5 million, or 13.8%, was due to a $1.5 million, or 12.1%, decrease in interest expense on deposits and a decrease of $945,000, or 18.1%, in interest expense on FHLB borrowings.

The net interest margin for the nine months ended September 30, 2020 was 2.80%, compared to 2.90% during the nine months ended September 30, 2019. The net interest margin, on a tax-equivalent basis, was 2.82% for the nine months ended September 30, 2020, compared to 2.93% for the nine months ended September 30, 2019. Excluding $2.6 million in interest income and origination fees from PPP loans, the net interest margin decreased from 2.90% for the nine months ended September 30, 2019 to 2.81% for the nine months ended September 30, 2020. The decrease in the net interest margin was due to the continuing trend of market interest rates falling to historically low levels.

The average yield on interest-earning assets decreased 37 basis points from 4.15% for the nine months ended September 30, 2019 to 3.78% for the nine months ended September 30, 2020. During the nine months ended September 30, 2020, the average cost of funds, including non-interest bearing demand accounts, decreased 29 basis points from 1.29% for the nine months ended September 30, 2019 to 1.00%. For the nine months ended September 30, 2020, the average cost of core deposits, including noninterest-bearing demand deposits, decreased 3 basis points to 0.28%, from 0.31% for same period in 2019. The average cost of time deposits decreased 28 basis points from 2.10% for the nine months ended September 30, 2019 to 1.82% during the same period in 2020. The average cost of borrowings decreased 27 basis points from 2.93% for the nine months ended September 30, 2019 to 2.66% for the nine months ended September 30, 2020. For the nine months ended September 30, 2020, average demand deposits, an interest-free source of funds, increased $115.6 million, or 32.2%, from $358.8 million, or 22.0% of total average deposits, for the nine months ended September 30, 2019 to $474.4 million, or 25.8% of total average deposits, for the nine months ended September 30, 2020. During the nine months ended September 30, 2020, average interest-earning assets increased $193.7 million, or 9.8%, to $2.2 billion. The increase in average interest-earning assets was due to an increase in average loans of $208.2 million, or 12.2%, partially offset by a decrease in average securities of $28.5 million, or 11.4%. Excluding average PPP loans, average interest-earning assets and average loans increased $68.1 million, or 3.4%, and $82.6 million, or 4.8%, respectively.

Provision for Loan Losses

The Company increased the provision for loan losses by $5.6 million from $1.7 million for the nine months ended September 30, 2019, to $7.3 million for the nine months ended September 30, 2019. As previously mentioned, this increase was reflective of the impact of the COVID-19 pandemic on the Company’s allowance for loan losses including the previously acquired Chicopee portfolio.

The Company recorded net charge-offs of $685,000 for the nine months ended September 30, 2020, as compared to net charge-offs of $456,000 for the nine months ended September 30, 2019. During the nine months ended September 30, 2020, the Company recorded charge-offs of $882,000, compared to $1.4 million during the same period in 2019. During the nine months ended September 30, 2020, the Company recorded recoveries of $197,000, compared to recoveries of $937,000 during the same period in 2019, which included a partial recovery of $812,000 related to a single commercial real estate loan previously charged-off in 2010.

Non-Interest Income

For the nine months ended September 30, 2020, non-interest income of $6.8 million decreased $511,000, or 7.0%, compared to $7.3 million for the nine months ended September 30, 2019, due to a $404,000, or 7.3%, decrease in service charges and fees, partially offset by an increase of $312,000, or 115.6%, in other income from swap fees on commercial loans. During the nine months ended September 30, 2019, service charges and fees included $110,000 in non-recurring interchange fee income as well as seasonal income in ATM surcharges of $180,000, which typically occurs each year in the third quarter. Due to the pandemic, the annual event did not occur this year. During the nine months ended September 30, 2020, NSF fee income decreased $355,000, or 27.8%, from the same period in 2019. Transaction-based deposit account balances have increased significantly during the nine months ended September 30, 2020 compared to the same period in 2019.  The lack of deposit withdrawals resulting from a decline in normal consumer spending habits due to the closure of nonessential businesses to mitigate the spread of the COVID-19 virus has reduced transaction activity and the occurrence of overdrafts on deposit accounts.

During the nine months ended September 30, 2020, the Company reported unrealized gains on marketable equity securities of $133,000 and a realized gain on the sale of securities of $2.0 million, compared to unrealized gains on marketable equity securities of $194,000 and a realized loss on the sale of securities of $12,000 during the nine months ended September 30, 2019. As mentioned previously, the Company also incurred a non-recurring $2.4 million loss on a terminated interest rate swap during the nine months ended September 30, 2020.

Non-Interest Expense

For the nine months ended September 30, 2020, non-interest expense increased $1.5 million, or 4.2%, to $37.4 million, or 2.16% of average assets, compared to $35.9 million, or 2.27% of average assets for the nine months ended September 30, 2019. The increase in non-interest expense was primarily due to an increase in salaries and employee benefits expenses of $994,000, or 4.8%, an increase in occupancy expenses of $215,000, or 6.8%, due to the opening of three branches in 2020, an increase in data processing expenses of $113,000, or 5.4%, an increase in other non-interest expense of $261,000, or 4.7%, which included $114,000 in swap fees paid to third parties and an increase in FDIC insurance expense of $315,000, or 75.5%. These increases were partially offset by a decrease of $301,000, or 27.4%, in advertising expenses, a decrease of $81,000, or 6.4%, in furniture and equipment and a decrease in professional fees of $7,000, or 0.4%. For the nine months ended September 30, 2020, the efficiency ratio was 71.0%, compared to 71.6% for the nine months ended September 30, 2019.

Income Tax Provision

Income tax expense for the nine months ended September 30, 2020 was $1.5 million, or an effective tax rate of 19.8%, compared to $2.9 million, or an effective tax rate of 22.4%, for nine months ended September 30, 2019. The decrease in the Company’s effective tax rate was primarily due to the effect of lower projected pre-tax income for the fiscal year ended December 31, 2020.

Balance Sheet

At September 30, 2020, total assets were $2.5 billion, an increase of $305.3 million, or 14.0%, from December 31, 2019. During the same period, total loans increased $198.4 million, or 11.2%, securities available-for-sale decreased $36.1 million, or 15.3%, and cash and cash equivalents increased $147.4 million.

Loans

Total loans increased $198.4 million, or 11.2%, primarily due to a $196.5 million, or 78.9%, increase in commercial and industrial loans. Excluding PPP loans of $223.1 million, commercial and industrial loans decreased $26.6 million, or 10.7%, from December 31, 2019. Commercial real estate loans decreased $4.7 million, or 0.6%, and residential real estate loans, which include home equity loans, increased $12.1 million, or 1.7%. The decrease in commercial and industrial loans of $26.6 million, or 10.7%, was due to pay downs on existing revolving lines of credit of approximately $28.0 million, or 32.8%, from December 31, 2019 to September 30, 2020. Commercial line utilization decreased from 33% at December 31, 2019 to 20% at September 30, 2020.

The following table is a summary of our outstanding loan balances for the periods indicated:

	September 30, 2020	December 31, 2019
	(Dollars in thousands)
Commercial real estate loans	$812,139	$816,886
Residential real estate loans:
Residential	608,350	597,727
Home equity	104,019	102,517
Total residential real estate loans	712,369	700,244

Commercial and industrial loans
PPP loans	223,104	—
Commercial and industrial loans	222,290	248,893
Total commercial and industrial loans	445,394	248,893

Consumer loans	5,541	5,747
Total gross loans	1,975,443	1,771,770
Unamortized PPP loan fees	(4,810)	—
Unamortized premiums and net deferred loans fees and costs	3,754	4,264
Total loans	$1,974,387	$1,776,034

Credit Quality

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. At September 30, 2020, nonperforming loans totaled $9.2 million, or 0.53% of total loans, excluding PPP loans, compared to $9.9 million, or 0.56% of total loans at December 31, 2019 and $11.1 million, or 0.63% of total loans at September 30, 2019. There were no loans 90 or more days past due and still accruing interest. Nonperforming assets to total assets, excluding PPP loans, was 0.41% at September 30, 2020, 0.45% at December 31, 2019 and 0.51% at September 30, 2019. The allowance for loan losses as a percentage of total loans, excluding PPP loans, which do not require an allowance for loan losses, was 1.18% at September 30, 2020, compared to 0.79% at December 31, 2019. At September 30, 2020, the allowance for loan losses as a percentage of nonperforming loans was 224.7%, compared to 142.7% at December 31, 2019. As previously mentioned, the increase in the allowance coverage ratio is due to the increased risks in the portfolio as a result of the ongoing pandemic.

The following table provides some insight into the composition of the Bank's loan portfolio and remaining loan modifications, excluding PPP loans, as of September 30, 2020:

Commercial Real Estate	% of Total Loans(1)	% of Bank Risk-Based Capital	% of Balance Modified(2)
Apartment	8.8%	63.8%	0.3%
Office	7.9%	56.9%	—
Industrial	6.6%	44.7%	—
Retail/Shopping	6.6%	47.6%	0.1%
Hotel	3.2%	23.2%	78.3%
Residential non-owner	2.7%	19.8%	—
Auto sales	2.1%	15.1%	—
Mixed-use	2.0%	14.6%	0.7%
Adult care/Assisted living	2.1%	15.3%	20.2%
College/school	1.4%	10.4%	—
Other	0.9%	6.6%	6.4%
Auto service	0.8%	15.1%	—
Gas station/convenience store	0.6%	4.6%	—
Restaurant	0.6%	4.6%	2.7%
Total commercial real estate	46.3%		6.6%

Commercial and Industrial Loans	% of Total Loans(1)	% of Bank Risk-Based Capital	% of Balance Modified(2)
Manufacturing	2.8%	20.3%	—
Wholesale trade	2.5%	18.2%	—
Specialty trade	0.9%	6.4%	—
Heavy and civil engineering construction	0.8%	5.7%	2.4%
Educational services	0.6%	4.5%	0.5%
Transportation and warehouse	0.6%	4.5%	53.8%
Healthcare and social assistance	0.6%	4.3%	—
Auto sales	0.4%	2.8%	—
All other C&I (3)	3.5%	23.3%	0.1%
Total commercial and industrial loans	12.7%		2.9%

Residential and Consumer Loans	% of Total Loans(1)	% of Bank Risk-Based Capital	% of Balance Modified(2)
Residential real estate	40.7%	294.3%	0.9%
Consumer loans	0.3%	2.3%	—
Total residential and consumer loans	41.0%		0.9%

Total Portfolio	% of Total Loans(1)	% of Bank Risk-Based Capital	% of Balance Modified(2)
Commercial real estate	46.3%	335.4%	6.6%
Commercial and industrial	12.7%	91.8%	2.9%
Residential real estate	40.7%	294.3%	0.9%
Consumer loans	0.3%	2.3%	—
Total			3.8%

(1)	Excludes PPP loans of $223.1 million as of September 30, 2020.
(2)	Modified balances as of September 30, 2020 (Commercial real estate loans $53.6 million; Commercial and real estate loans $6.4 million; and Residential loans $6.3 million).
(3)	Other consists of multiple industries.

Although the Bank's loan portfolio contains impacted sectors and the commercial real estate and residential real estate sectors represent more than 100% of the Bank's total risk-based capital, the concentration limits remain acceptable. The Company monitors lending exposure by industry classification to determine potential risk associated with industry concentrations, if any, that could lead to additional credit loss exposure. As stated above, as a result of the COVID-19 pandemic, the Company identified sectors that have been materially impacted including, but not limited to: hospitality, transportation, retail, and restaurants and food service. These sectors potentially carry a higher level of credit risk, as many of these borrowers have incurred a significant negative impact to their businesses resulting from the governmental stay-at-home orders as well as travel limitations.

Deposits

At September 30, 2020, total deposits were $2.0 billion, an increase of $333.4 million, or 19.9%, from December 31, 2019, primarily due to a $337.8 million, or 32.9%, increase in core deposits. Core deposits, which the Company defines as all deposits except time deposits, increased from $1.0 billion, or 61.1% of total deposits, at December 31, 2019, to $1.4 billion, or 67.8% of total deposits, at September 30, 2020. Non-interest-bearing deposits increased $141.9 million, or 36.1%, to $535.2 million, interest-bearing checking accounts increased $27.9 million, or 39.7%, to $98.1 million, savings accounts increased $35.6 million, or 28.2%, to $162.0 million, and money market accounts increased $132.4 million, or 30.4%, to $567.7 million. The increase in core deposits of $337.8 million, or 32.9%, can be attributed to the government stimulus for individuals, and lower consumer spending over the last several months, and to some degree PPP loan funds that may not be fully utilized at September 30, 2020.

Time deposits decreased $4.4 million, or 0.7%, from $652.6 million at December 31, 2019 to $648.3 million at September 30, 2020. Brokered deposits, which are included within time deposits, were $55.2 million at September 30, 2020 and $21.5 million at December 31, 2019.

FHLB and Federal Reserve Advances

FHLB advances decreased $89.3 million, or 37.1%, from $240.5 million at December 31, 2019, to $151.3 million at September 30, 2020. The increase in low cost deposits in the second quarter provided funding for the PPP loan portfolio. The Company has access to the Paycheck Protection Program Liquidity Fund in the next two years to fund the PPP loan portfolio, if necessary.

Capital

At September 30, 2020, shareholders’ equity was $230.2 million, or 9.3% of total assets, compared to $232.0 million, or 10.6% of total assets, at December 31, 2019. The decrease in shareholders’ equity reflects $8.4 million for the repurchase of the Company’s common stock and the payment of regular cash dividends of $3.8 million, both partially offset by net income of $6.2 million and a decrease of $3.1 million in accumulated other comprehensive loss. Total shares outstanding as of September 30, 2020 were 25,595,557.

The Company’s book value per share increased by $0.26, or 3.0%, to $8.99 at September 30, 2020, from $8.74 at December 31, 2019. The Company’s tangible book value per share increased by $0.25, or 3.0%, to $8.39 at September 30, 2020 from $8.14 at December 31, 2019. The Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Share Repurchase

On January 29, 2019, the Board of Directors authorized the 2019 Plan under which the Company was authorized purchase up to 2,814,200 shares, or 10% of its outstanding common stock. During the nine months ended September 30, 2020, the Company repurchased 1,058,508 shares under the 2019 Plan. As of September 30, 2020, there were 68,358 shares remaining under the 2019 Plan and on October 19, 2020, the Company announced the completion of the 2019 Plan.

On October 27, 2020, the Board of Directors authorized the 2020 Plan under which the Company may purchase up to 1.3 million shares, or approximately 5% of its outstanding common stock. The shares purchased under the 2020 Plan will be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number of or value of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that management determines additional repurchases are not warranted. The timing and amount of share repurchases under the 2020 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, business, measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 impact on the Company’s business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

•	the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19;
•	actions governments, businesses and individuals take in response to the COVID-19 pandemic;
•	the pace of recovery when the COVID-19 pandemic subsides;
•	changes in the interest rate environment that reduce margins;
•	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), Basel guidelines, capital requirements and other applicable laws and regulations;
•	the highly competitive industry and market area in which we operate;
•	general economic conditions, either nationally or regionally, resulting in, among other things, a deterioration in credit quality;
•	changes in business conditions and inflation;
•	changes in credit market conditions;
•	the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions;
•	changes in the securities markets which affect investment management revenues;
•	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
•	changes in technology used in the banking business;
•	the soundness of other financial services institutions which may adversely affect our credit risk;
•	certain of our intangible assets may become impaired in the future;
•	our controls and procedures may fail or be circumvented;
•	new lines of business or new products and services, which may subject us to additional risks;
•	changes in key management personnel which may adversely impact our operations;
•	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and
•	other factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2020	2020	2020	2019	2019	2020	2019
INTEREST AND DIVIDEND INCOME:
Loans	$19,364	$18,999	$18,747	$19,366	$19,111	$57,110	$55,471
Securities	953	1,165	1,399	1,431	1,465	3,517	4,785
Other investments	118	157	182	195	192	457	638
Short-term investments	12	9	62	45	36	83	185
Total interest and dividend income	20,447	20,330	20,390	21,037	20,804	61,167	61,079

INTEREST EXPENSE:
Deposits	3,190	3,817	4,236	4,417	4,454	11,243	12,790
Long-term debt	789	874	1,014	1,069	1,102	2,677	3,292
Short-term borrowings	478	547	587	627	720	1,612	1,942
Total interest expense	4,457	5,238	5,837	6,113	6,276	15,532	18,024

Net interest and dividend income	15,990	15,092	14,553	14,924	14,528	45,635	43,055

PROVISION FOR LOAN LOSSES	2,725	2,450	2,100	1,000	1,275	7,275	1,675

Net interest and dividend income after provision for loan losses	13,265	12,642	12,453	13,924	13,253	38,360	41,380

NON-INTEREST INCOME:
Service charges and fees	1,764	1,559	1,774	1,863	2,018	5,097	5,501
Income from bank-owned life insurance	444	480	441	452	444	1,365	1,347
Gain (loss) on sales of securities, net	1,929	13	23	(85)	49	1,965	(12)
Unrealized (loss) gain on marketable equity securities	(4)	35	102	(29)	45	133	194
Loss on interest rate swap termination	(2,353)	—	—	—	—	(2,353)	—
Other income	397	—	185	205	55	582	270
Total non-interest income	2,177	2,087	2,525	2,406	2,611	6,789	7,300

NON-INTEREST EXPENSE:
Salaries and employees benefits	7,204	7,167	7,172	7,105	6,893	21,543	20,549
Occupancy	1,120	1,072	1,167	1,030	975	3,359	3,144
Furniture and equipment	421	363	391	417	424	1,175	1,256
Data processing	768	707	715	703	710	2,190	2,077
Professional fees	615	637	599	581	546	1,851	1,858
FDIC insurance	293	288	151	13	5	732	417
Advertising expense	326	219	252	234	364	797	1,098
Other	2,106	1,792	1,867	1,822	1,823	5,765	5,504
Total non-interest expense	12,853	12,245	12,314	11,905	11,740	37,412	35,903

INCOME BEFORE INCOME TAXES	2,589	2,484	2,664	4,425	4,124	7,737	12,777

INCOME TAX PROVISION	488	463	584	988	899	1,535	2,864
NET INCOME	$2,101	$2,021	$2,080	$3,437	$3,225	$6,202	$9,913

Basic earnings per share	$0.08	$0.08	$0.08	$0.13	$0.12	$0.25	$0.38
Weighted average shares outstanding	24,945,670	24,927,619	25,565,138	25,819,623	25,854,040	25,145,411	26,308,580
Diluted earnings per share	$0.08	$0.08	$0.08	$0.13	$0.12	$0.25	$0.38
Weighted average diluted shares outstanding	24,945,670	24,927,619	25,617,920	25,946,894	25,969,365	25,163,005	26,423,229

Other Data:
Return on average assets (1)	0.35%	0.35%	0.38%	0.63%	0.60%	0.36%	0.63%
Return on average equity (1)	3.61%	3.54%	3.62%	5.82%	5.53%	3.59%	5.78%
Efficiency ratio (2)	69.11%	71.48%	72.64%	68.25%	68.88%	71.02%	71.56%
Net interest margin, on a fully tax-equivalent basis	2.83%	2.76%	2.89%	2.93%	2.91%	2.82%	2.93%

(1)	Annualized.
(2)	The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Cash and cash equivalents	$172,112	$62,832	$26,675	$24,741	$45,399
Securities available-for-sale, at fair value	191,569	224,509	215,118	227,708	231,258
Marketable equity securities, at fair value	6,965	6,941	6,875	6,737	6,726
Federal Home Loan Bank of Boston and other restricted stock - at cost	9,252	10,870	11,994	14,477	13,064

Loans	1,974,387	1,999,533	1,804,175	1,776,034	1,751,582
Allowance for loan losses	(20,692)	(18,253)	(15,837)	(14,102)	(13,272)
Net loans	1,953,695	1,981,280	1,788,338	1,761,932	1,738,310

Bank-owned life insurance	72,416	71,972	71,492	71,051	70,599
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	3,031	3,125	3,219	3,312	3,406
Other assets	65,261	60,890	54,130	59,031	52,435
TOTAL ASSETS	$2,486,788	$2,434,906	$2,190,328	$2,181,476	$2,173,684

Total deposits	$2,011,291	$1,947,901	$1,705,984	$1,677,864	$1,669,515
Short-term borrowings	—	35,000	45,000	35,000	35,000
Long-term debt	151,258	188,164	177,358	205,515	205,681
Securities pending settlement	57,226	—	—	—	—
Other liabilities	36,792	34,321	34,177	31,073	31,507
TOTAL LIABILITIES	2,256,567	2,205,386	1,962,519	1,949,452	1,941,703

TOTAL SHAREHOLDERS' EQUITY	230,221	229,520	227,809	232,024	231,981

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,486,788	$2,434,906	$2,190,328	$2,181,476	$2,173,684

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Other Data:
Shares outstanding at end of period	25,595,557	25,644,334	25,644,334	26,557,981	26,561,742

Book value per share	$8.99	$8.95	$8.88	$8.74	$8.73
Tangible book value per share	8.39	8.34	8.27	8.14	8.14
30-89 day delinquent loans	3,754	6,929	7,735	9,418	9,176
Total delinquent loans	6,678	12,041	12,448	13,802	13,435
Total delinquent loans as a percentage of total loans	0.34%	0.60%	0.69%	0.78%	0.77%
Nonperforming loans	$9,208	$10,400	$9,664	$9,881	$11,058
Nonperforming loans as a percentage of total loans	0.47%	0.52%	0.54%	0.56%	0.63%
Nonperforming loans as a percentage of total loans, excluding PPP loans	0.53%	0.59%	—	—	—
Nonperforming assets as a percentage of total assets	0.37%	0.43%	0.44%	0.45%	0.51%
Nonperforming assets as a percentage of total assets, excluding PPP loans	0.41%	0.47%	—	—	—
Allowance for loan losses as a percentage of nonperforming loans	224.72%	175.51%	163.88%	142.72%	120.02%
Allowance for loan losses as a percentage of total loans	1.05%	0.91%	0.88%	0.79%	0.76%
Allowance for loan losses as a percentage of total loans, excluding PPP loans	1.18%	1.03%	—	—	—

The following tables set forth the information relating to our average balances and net interest income for the three months ended September 30, 2020, June 30, 2020, and September 30, 2019 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average Balance	Interest(8)	Average Yield/ Cost	Average Balance	Interest(8)	Average Yield/ Cost	Average Balance	Interest(8)	Average Yield/ Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,994,072	$19,469	3.88%	$1,959,790	$19,106	3.92%	$1,739,266	$19,244	4.39%
Securities(2)	217,911	958	1.75	217,816	1,170	2.16	238,961	1,470	2.44
Other investments	14,862	118	3.16	15,728	157	4.01	16,354	192	4.66
Short-term investments(3)	39,576	12	0.12	20,637	9	0.18	8,330	36	1.71
Total interest-earning assets	2,266,421	20,557	3.61	2,213,971	20,442	3.71	2,002,911	20,942	4.15
Total non-interest-earning assets	144,387			141,310			138,543
Total assets	$2,410,808			$2,355,281			$2,141,454

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$92,603	108	0.46	$83,345	86	0.42	$70,719	105	0.59
Savings accounts	161,801	32	0.08	148,566	37	0.10	128,133	36	0.11
Money market accounts	541,923	700	0.51	496,245	720	0.58	402,716	641	0.63
Time deposit accounts	624,717	2,350	1.50	640,129	2,974	1.87	666,792	3,672	2.18
Total interest-bearing deposits	1,421,044	3,190	0.89	1,368,285	3,817	1.12	1,268,360	4,454	1.39
Short-term borrowings and long-term debt	194,021	1,267	2.60	221,057	1,421	2.59	249,109	1,822	2.90
Total interest-bearing liabilities	1,615,065	4,457	1.10	1,589,342	5,238	1.33	1,517,469	6,276	1.64
Non-interest-bearing deposits	529,229			504,885			368,647
Other non-interest-bearing liabilities	34,930			31,214			24,099
Total non-interest-bearing liabilities	564,159			536,099			392,746
Total liabilities	2,179,224			2,125,441			1,910,215
Total equity	231,584			229,840			231,239
Total liabilities and equity	$2,410,808			$2,355,281			$2,141,454
Less: Tax-equivalent adjustment(2)		(110)			(112)			(138)
Net interest and dividend income		$15,990			$15,092			$14,528
Net interest rate spread(4)			2.49%			2.37%			2.48%
Net interest rate spread, on a tax-equivalent basis(5)			2.51%			2.38%			2.51%
Net interest margin(6)			2.81%			2.74%			2.88%
Net interest margin, on a tax-equivalent basis(7)			2.83%			2.76%			2.91%
Ratio of average interest-earning assets to average interest-bearing liabilities			140.33%			139.30%			131.99%

The following tables set forth the information relating to our average balances and net interest income for the nine months ended September 30, 2020 and 2019 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Nine Months Ended September 30,
	2020			2019
	Average Balance	Interest(8)	Average Yield/ Cost	Average Balance	Interest(8)	Average Yield/Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,912,420	$57,452	4.01%	$1,704,173	$55,857	4.38%
Securities(2)	220,544	3,533	2.14	249,009	4,801	2.58
Other investments	15,781	457	3.87	15,811	638	5.40
Short-term investments(3)	26,826	83	0.41	12,834	185	1.93
Total interest-earning assets	2,175,571	61,525	3.78	1,981,827	61,481	4.15
Total non-interest-earning assets	140,279			136,738
Total assets	$2,315,850			$2,118,565

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$82,091	269	0.44	$71,416	280	0.52
Savings accounts	147,464	103	0.09	125,886	111	0.12
Money market accounts	494,973	2,173	0.59	398,189	1,798	0.60
Time deposit accounts	638,705	8,698	1.82	673,492	10,601	2.10
Total interest-bearing deposits	1,363,233	11,243	1.10	1,268,983	12,790	1.35
Short-term borrowings and long-term debt	215,610	4,289	2.66	238,837	5,234	2.93
Total interest-bearing liabilities	1,578,843	15,532	1.31	1,507,820	18,024	1.60
Non-interest-bearing deposits	474,436			358,839
Other non-interest-bearing liabilities	31,881			22,574
Total non-interest-bearing liabilities	506,317			381,413
Total liabilities	2,085,160			1,889,233
Total equity	230,690			229,332
Total liabilities and equity	$2,315,850			$2,118,565
Less: Tax-equivalent adjustment(2)		(358)			(402)
Net interest and dividend income		$45,635			$43,055
Net interest rate spread(4)			2.44%			2.52%
Net interest rate spread, on a tax-equivalent basis(5)			2.46%			2.55%
Net interest margin(6)			2.80%			2.90%
Net interest margin, on a tax-equivalent basis(7)			2.82%			2.93%
Ratio of average interest-earning assets to average interest-bearing liabilities			137.80%			131.44%

(1)	Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the tax-equivalent weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.
(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(8)	Acquired loans, time deposits and borrowings are recorded at fair value at the time of acquisition. The fair value marks on the loans, time deposits and borrowings acquired accrete and amortize into net interest income over time. For the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, the loan accretion income and interest expense reduction on time deposits and borrowings increased (decreased) net interest income $18,000, $(54,000) and $154,000, respectively, and for the nine months ended September 30, 2020 and September 30, 2019, the loan accretion income and interest expense reduction on time deposits and borrowings increased net interest income $47,000 and $97,000, respectively. Excluding these items, net interest margin for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019 was 2.82%, 2.77% and 2.88%, respectively, and the net interest margin for the nine months ended September 30, 2020 and September 30, 2019 was 2.82% and 2.92%, respectively.